For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Provides Operations Update, including Positive Hereford Field Results and Announces Third Quarter Production at the High End of Guidance Range

DENVER - October 7, 2019 - HighPoint Resources Corporation (“HighPoint” or the “Company”) (NYSE: HPR) today provided an operations update, including positive results from the Hereford Field (“Hereford”) and announces third quarter of 2019 production at the high end of its guidance range. Highlights include:

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Third quarter production sales volume expected to be 3.4 million barrels of oil equivalent (“MMBoe”), which is a 20% sequential increase over the second quarter of 2019 and at the high end of guidance despite depressed processing yields

•	Third quarter oil volumes are expected to be 2.18 million barrels (“MMBbls”) or 64% of total equivalent production sales volume, which is a 25% sequential increase over the second quarter of 2019

•	Strong operating results from Hereford with wells in DSU 11-63-16 exhibiting a 75% current daily production increase over previously completed wells

•	Early results in DSU 11-63-17 demonstrating 30% higher initial total fluid productivity compared to DSU 11-63-16

•	Continued strong well performance from Northeast (“NE”) Wattenberg high-fluid intensity completions with wells tracking above 1 MMBoe type-curve

•	Semi-annual borrowing base review recently completed with $500 million credit facility reaffirmed

Chief Executive Officer and President Scot Woodall commented, “Following up on our solid second quarter results, we continued to demonstrate strong operational execution during the third quarter as we anticipate production to be at the high end of our guidance range, including high oil volumes. This outperformance was driven primarily by well performance and completion improvements in Hereford and NE Wattenberg that exceeded expectations and was achieved despite depressed processing yields, including basin-wide ethane rejection. We are extremely pleased with significantly improved results in Hereford and our optimization program, which is yielding a substantial and continuous improvement in well productivity and confirms a highly economic value creation opportunity. This is demonstrated by early production data as the initial seven wells located on the eastern portion of DSU 11-63-16 are exhibiting a dramatic current daily production increase of 75% greater than previously completed wells. In addition, the wells in DSU 11-63-17 were completed with even larger fluid volumes and are demonstrating 30% higher total fluid productivity during early flowback, which is an early positive indicator of greater stimulated reservoir volume. Production from these wells continues to ramp and an assessment with respect to EURs and optimal well spacing will be provided once the wells reach peak production. We also continue to see positive results in NE Wattenberg as the seven wells on the western flank of the acreage continue to track above a 1 MMBoe type-curve. More recently, we placed seven XRL wells on flowback in DSU 5-61-35 in the central portion of the field in September that are ramping to peak production. Furthermore, we remain positioned to generate positive free cash flow for the remainder of the year and look forward to providing further updates as we deliver increased value to our stakeholders.”

Preliminary Third Quarter Results

The Company expects to report production sales volume of approximately 3.4 MMBoe (64% oil) for the third quarter of 2019, which represents 20% sequential growth over the second quarter of 2019 and is at the high end of the Company’s guidance range of 3.3-3.4 MMBoe. Oil volumes are expected to be 2.18 MMBbls or 64% of total equivalent production sales volume, which is a sequential increase of 25% over the second quarter of 2019. The increase in quarter volumes were primarily driven by strong well performance in Hereford and NE Wattenberg and completion efficiencies. Third quarter volumes were negatively impacted by depressed processing yields, including basin-wide ethane rejection.

Capital expenditures for the third quarter of 2019 are expected to total $76 million, which is at the mid-point of the Company’s guidance range of $70-$80 million.

Hereford Field

The Company recently completed the implementation of its extensive reservoir and geologic technical study of the Hereford Field and is pleased with the initial results and the immediate performance insights gained during the execution of the program. This is demonstrated by strong early production results that are dramatically improved compared to earlier wells. Specific conclusions reached and implemented include design changes in fluid volumes and pump rates as well as cluster and stage spacing that materially increase the stimulated rock volume and greatly enhance the Company’s ability to deliver an economic and repeatable development program.

Recent results are highlighted by seven wells located on the eastern portion of DSU 11-63-16 that were placed on flowback in June and have the longest production history. Development consisted of increased well density of 16 wells per section, incorporated approximately 30 barrels of fluid per lateral foot and approximately 1,500 pounds of sand per lateral foot. The completion improvements implemented have resulted in better early productivity than previously drilled wells and is driving a current daily production rate increase of approximately 75% compared to early program wells. In addition, through the initial 105 days of production, the wells have achieved average cumulative production of approximately 33,000 barrels of oil per well, which is 22% higher than previously completed wells. The Company is also encouraged by the early production profile of the remaining wells in the program, which include four wells located on the western portion of DSU 11-63-16 and 12 wells located in DSU 11-63-17. These wells were stimulated with larger fluid completions than all previous wells and continue to ramp to peak production after being placed on flowback in July. The wells are demonstrating 30% higher initial total fluid productivity compared to DSU 11-63-16 during initial flowback. This positive increase coupled with higher observed pressure should be a direct indicator of increased stimulated reservoir volume supporting higher hydrocarbon production.

NE Wattenberg

The Company is seeing continued strong well performance as a result of high-fluid intensity completions as the seven XRL wells in DSU 4-63-5 on the western flank of its acreage continue to track above a 1 MMBoe type-curve. These are the first wells completed by the Company in this area utilizing high-fluid intensity completions.

The Company also recently placed seven XRL wells on flowback in DSU 5-61-35 in the central portion of its acreage in September that are in the early flowback stage.

Borrowing Base Redetermination

The Company's semi-annual borrowing base review was recently completed and there were no changes to the terms or conditions of the $500 million credit facility. As of September 30, 2019, the Company had $175 million outstanding on the credit facility.

Corporate Presentation

An updated corporate presentation that includes slides supporting today’s press release has been posted to the “Investor Relations” section of the Company’s website at www.hpres.com.

Third Quarter Conference Call and Webcast

The Company plans to issue its third quarter 2019 financial and operating results press release after the market close on Monday, November 4, 2019. The Company will host a conference call on Tuesday, November 5, 2019, to discuss the results. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live at www.hpres.com, accessible from the Investor Relations page. To join by telephone, call 855-760-8152 (631-485-4979 for international callers) with passcode 6984176. A replay of the call will be available through November 12, 2019, at 855-859-2056 (404-537-3406 international) with passcode 6984176.

FORWARD LOOKING STATEMENTS

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release relate to, among other things, future production, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to HighPoint Resources' Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances. Results presented for the third quarter of 2019 are preliminary and subject to change as the Company finalizes its financial statements for the quarter.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.

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